UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 14, 2015

Date of Report

(Date of earliest event reported)

THE RYLAND GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-08029	52-0849948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 Townsgate Road, Suite 200, Westlake Village, California 91361-3027

(Address of Principal Executive Offices) (ZIP Code)

Registrant’s telephone number, including area code: (805) 367-3800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement with Standard Pacific Corp.

On June 14, 2015, The Ryland Group, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Standard Pacific Corp., a Delaware corporation (“Standard Pacific”). Subject to the terms and conditions of the Merger Agreement, the Company and Standard Pacific have agreed to the merger (the “Merger”) of the Company with and into Standard Pacific, with Standard Pacific continuing as the surviving corporation in the Merger (the “Surviving Corporation”).

Upon the consummation of the Merger, each five (5) shares of common stock of Standard Pacific (“Standard Pacific Common Stock”) will be combined and converted (the “Reverse Split”) into one (1) issued and outstanding share of common stock of the Surviving Corporation (“Surviving Corporation Common Stock”). Additionally, upon the consummation of the Merger, (i) each share of common stock of the Company (“Company Common Stock”) will be converted into and exchangeable for 1.0191 (the “Exchange Ratio”) issued and outstanding shares of Surviving Corporation Common Stock after giving effect to the Reverse Split, (ii) the Company’s options and restricted stock units (which shall all accelerate as a result of the Merger) will be converted, as appropriate, into the option to acquire or right to receive the appropriate number of shares of Surviving Corporation Common Stock, as determined by the Exchange Ratio, and (iii) the Company’s convertible notes will become convertible into the appropriate number of shares of Surviving Corporation Common Stock, as determined by the Exchange Ratio. It is expected that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

Mr. Larry T. Nicholson, the Company’s current Chief Executive Officer, will serve as Chief Executive Officer and President of the Surviving Corporation. Mr. Scott Stowell, Standard Pacific’s current Chief Executive Officer, will serve as Executive Chairman of the Board of Directors of the Surviving Corporation (the “Surviving Corporation Board”). Mr. William L. Jews, the Company’s current Chairman of the Board of Directors of the Company, will serve as Lead Independent Director of the Surviving Corporation Board. Upon consummation of the Merger, the Surviving Corporation Board will consist of ten (10) directors, five (5) of whom will be current directors of the Company (including Mr. Nicholson and Mr. Jews) and five (5) of whom will be current directors of Standard Pacific (including Mr. Stowell). The foregoing governance structure will be maintained, with any vacancy resulting from the departure of a former Company director or a former Standard Pacific director filled by the continuing Company directors or the continuing Standard Pacific directors, respectively, until the earlier of (i) three (3) years following the consummation of the Merger and (ii) such time as 75% of the entire Surviving Corporation Board amends the structure.

The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including (i) the adoption of the Merger Agreement by the affirmative vote of the holders of at least two-thirds of all outstanding shares of the Company Common Stock; (ii) the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of all outstanding shares of Standard Pacific Common Stock and Series B Junior Participating Convertible Preferred Stock of Standard Pacific (“Standard Pacific Preferred Stock”), voting together as a single class on an as-converted basis; (iii) the approval to list the Surviving Corporation Common Stock on the New York Stock Exchange; (iv) the delivery of customary opinions from counsel to the Company and counsel to Standard Pacific that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended; (v) the absence of any law or order prohibiting the Merger; (vi) effectiveness of the registration statement on Form S-4 used to register the common stock of the Surviving Corporation; and (vii) the absence of a material adverse effect on the Company or Standard Pacific.

The Merger Agreement contains customary representations, warranties and covenants by each of the Company and Standard Pacific. The Company and Standard Pacific have agreed, among other things, subject to certain exceptions, not to (i) directly or indirectly solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer for specified alternative transactions, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, such an inquiry, proposal or offer, (iii) terminate, waive, amend, release or modify any standstill or similar obligation, or (iv) enter into any letter of intent, memorandum of understanding or agreement with respect to an alternative proposal. In addition, certain covenants require each of the parties to use, subject to the terms and conditions of the Merger Agreement, their reasonable best efforts to cause the Merger to be consummated as promptly as practicable. The Merger Agreement also requires each of the Company and Standard Pacific to call and hold stockholders’ meetings and, subject to certain exceptions, requires the Board of Directors of each of the Company and Standard Pacific to recommend approval of the Merger.

The Merger Agreement may be terminated by mutual written consent of the Company and Standard Pacific. The Merger Agreement also contains certain termination rights, including, among others, the right of either party to terminate if

(i) the Merger shall not have become effective by December 31, 2015, (ii) the consummation of the Merger has been enjoined or prohibited, (iii) the Company and/or Standard Pacific stockholder approvals are not obtained, (iv) the other party breaches its representations and covenants and such breach would result in the closing conditions not being satisfied, or (v) the Board of Directors of the other party makes an adverse change in its recommendation with respect to stockholder adoption of the Merger Agreement. The Merger Agreement further provides that upon termination of the Merger Agreement under specified circumstances, including termination of the Merger Agreement by the Company or Standard Pacific as a result of an adverse change in the recommendation of the Board of Directors of the other party, the Company may be required to pay Standard Pacific a termination fee of $75 million, or Standard Pacific may be required to pay the Company a termination fee of $125 million, as applicable. If the Merger Agreement is terminated by a party as a result of the other party’s failure to obtain stockholder approval, then the non-terminating party will be required to reimburse the terminating party for its reasonable fees and expenses up to $4 million.

The respective Boards of Directors of the Company and Standard Pacific have unanimously approved the Merger Agreement, and the Board of Directors of the Company has recommended that the stockholders of the Company adopt the Merger Agreement. The Merger Agreement requires that the Merger be approved by the holders of at least two-thirds of the outstanding shares of Company Common Stock.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other party to the Merger Agreement. In addition, such representations and warranties¨ (i) have been made only for the purpose of the Merger Agreement, (ii) have been qualified by the disclosures made to the other party in connection with the Merger Agreement, (iii) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the Merger Agreement or other specific dates specified therein, subject to being true and correct, with certain exceptions, as of the closing, and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Based upon the foregoing reasons, you should not rely on the representations and warranties as statements of factual information. Investors should read the Merger Agreement together with the other information concerning the Company and Standard Pacific that are publicly filed in reports and statements with the U.S. Securities and Exchange Commission (the “SEC”).

Voting Agreement with MP CA Homes LLC

In connection with the Merger Agreement, on June 14, 2015, the Company entered into a Voting Agreement (the “Voting Agreement”) with MP CA Homes LLC, a Delaware limited liability company (the “Significant Stockholder”). The Significant Stockholder currently holds Standard Pacific Preferred Stock and Standard Pacific Common Stock equal to 49% of the outstanding voting stock of Standard Pacific. Subject to the terms and conditions of the Voting Agreement, the Significant Stockholder agreed, among other things, to vote its shares of Standard Pacific Common Stock and Standard Pacific Preferred Stock in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement. In addition, the Voting Agreement contains a provision pursuant to which the Significant Stockholder has granted the Company an irrevocable proxy to vote its shares of Standard Pacific Common Stock and Standard Pacific Preferred Stock in accordance with the terms of the Voting Agreement and has agreed, subject to limited exceptions, not to transfer such shares, other than in accordance with the Voting Agreement. The Voting Agreement will terminate upon the earliest to occur of: (i) the effective time of the Merger, (ii) the date on which the Merger Agreement is terminated and (iii) written notice of termination of the Voting Agreement by the Company to the Significant Stockholder. The Significant Stockholder has given an irrevocable notice to Standard Pacific to convert all of its Standard Pacific Preferred Stock into Surviving Corporation Common Stock immediately following the consummation of the Merger.

The foregoing description of the Voting Agreement is not complete and is qualified in its entirety by reference to the full text of the Voting Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.03.	Material Modifications to Rights of Security Holders.

See the description set forth under “Item 1.01. Entry into a Material Definitive Agreement,” which is incorporated by reference into this Item 3.03.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Effective June 14, 2015, in accordance with Section 7.07 of the Bylaws (the “Company Bylaws”) of the Company, the Board of Directors of the Company approved an amendment to add a new Article VIII to the Company Bylaws to provide that (a) unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law or the Company’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware; provided, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware); in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants; (b) any stockholder that file an action, within the scope described in clauses (a)(i) through (a)(iv) above, in any court other than those designated in clause (a) above are deemed to have consented to the personal jurisdiction of such courts in the State of Delaware in connection with such action and to service of process upon such stockholder’s counsel; and (c) any person purchasing or otherwise acquiring any interest in shares of stock of the Company is deemed to have notice of and consented to such terms.

The foregoing description of the amendment to the Company Bylaws provided herein is qualified in its entirety by reference to the full text of the Amendment to Bylaws, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On June 14, 2015, the Company and Standard Pacific issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 hereto. In addition, on June 15, 2015, the Company and Standard Pacific provided supplemental information regarding the proposed transaction in connection with presentations to analysts and investors. Copies of the slides made available in connection with the presentations are attached as Exhibit 99.2 hereto. On June 15, 2015, the Company and Standard Pacific also distributed a Q&A on the Merger to employees, a copy of which is attached as Exhibit 99.3 hereto.

Exhibits 99.1, 99.2 and 99.3 attached to this Current Report on Form 8-K, are deemed “furnished” to the SEC, and not “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Current Report on Form 8-K into any filing by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K and Exhibits 99.1 and 99.2 hereto contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Exchange Act. These forward-looking statements include, among others, statements about the benefits of the acquisition and the expected timing for closing the acquisition. These statements are based on the current beliefs and expectations of the Company’s management and are subject to known and unknown risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by these forward-looking statements, including, but not limited to: (i) the Company or Standard Pacific may be unable to obtain stockholder approval as required for the Merger; (ii) conditions to the closing of the Merger may not be satisfied or waived; (iii) the transaction may involve unexpected costs, liabilities or delays; (iv) the Company’s business may suffer as a result of the uncertainty surrounding the transaction; (v) the outcome of any legal proceeding relating to the transaction; (vi) the Company may be adversely affected by other economic, business and/or competitive factors; (vii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (viii) the ability of the Surviving Corporation to recognize benefits of the transaction; (ix) risks that the transaction disrupts current plans and operations and the potential difficulties faced by the Surviving Corporation in employee retention as a result of the transaction; and (x) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. For further information regarding the risks associated with the Company’s business, please refer to the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as may be required under applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

No Offer or Solicitation.

The information in this communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information about the Proposed Transaction and Where to Find It.

In connection with the proposed merger, Standard Pacific will file with the SEC a registration statement on Form S-4 (the “Registration Statement”), in which a joint proxy statement of the Company and Standard Pacific (the “Joint Proxy Statement”) will be included that also constitutes a prospectus of the Surviving Corporation. Investors are urged to read the Registration Statement and the Joint Proxy Statement regarding the Merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the Joint Proxy Statement, as well as other filings containing information about the Company and Standard Pacific at the SEC’s website (www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at www.ryland.com under the link “Investor Relations” and then under the heading “Financial Information” and the subheading “SEC Filings” and from Standard Pacific at www.standardpacifichomes.com under the tab “Investors” and then under the heading “SEC filings.”

Participants in the Solicitation

The Company, Standard Pacific, their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s and Standard Pacific’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of the Company and their ownership of Company stock is set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on February 25, 2015 and its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on March 13, 2015. Information regarding Standard Pacific’s directors and executive officers is contained in Standard Pacific’s annual report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on February 23, 2015, and its proxy statement for its 2015 annual general meeting of stockholders, which was filed with the SEC on April 24, 2015. These documents can be obtained free of charge from the sources indicated above. Certain directors, executive officers and employees of the Company and Standard Pacific may have direct or indirect interest in the transaction due to securities holdings, vesting of equity awards and rights to severance payments. Additional information regarding the participants in the solicitation of the Company and Standard Pacific stockholders will be included in the Joint Proxy Statement.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 14, 2015, by and between Standard Pacific Corp. and The Ryland Group, Inc.*

3.1	Amendment to Bylaws.

10.1	Voting Agreement, dated as of June 14, 2015, by and between The Ryland Group, Inc. and MP CA Homes LLC.

99.1	Joint Press Release issued by Standard Pacific Corp. and The Ryland Group, Inc., dated June 14, 2015.

99.2	Investor Presentation Slides, dated June 15, 2015.

99.3	Q&A on the Merger of the Company and Standard Pacific for the Company employees.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE RYLAND GROUP, INC. (Registrant)

Date: June 15, 2015	By:	/s/ Larry T. Nicholson
Larry T. Nicholson
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 14, 2015, by and between Standard Pacific Corp. and The Ryland Group, Inc.*

3.1	Amendment to Bylaws.

10.1	Voting Agreement, dated as of June 14, 2015, by and between The Ryland Group, Inc. and MP CA Homes LLC.

99.1	Joint Press Release issued by Standard Pacific Corp. and The Ryland Group, Inc., dated June 14, 2015.

99.2	Investor Presentation Slides, dated June 15, 2015.

99.3	Q&A on the Merger of the Company and Standard Pacific for the Company employees.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the SEC.